EXHIBIT 99.2

American River Bank Announces the Resignation of Chief Credit Officer

Sacramento, CA, December 19, 2013 – American River Bankshares (NASDAQ: AMRB) today announced that Robert H. Muttera, Executive Vice President and Chief Credit Officer, will resign from the Company and its subsidiary American River Bank effective January 16, 2014 to pursue other business interests.

American River Bankshares will immediately begin an extensive search to find a suitable replacement. Mr. Muttera's decision to resign is not due to any disagreement whatsoever with the Company, its operations, policies or practices.

"On behalf of the Board of Directors and the American River Bank Team, I would like to express our thanks to Bob for his contribution to our Company," said David T. Taber, President and CEO of American River Bankshares. "We wish him the very best in the future."

About American River Bankshares

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Foward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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